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                                                               Exhibit (a)(5)(Y)

                              Weyerhaeuser Company
                          33663 Weyerhaeuser Way South
                              Federal Way, WA 98003

Confidential

May 7, 2001

Willamette Industries, Inc.
1300 Southwest Fifth Avenue
Portland, Oregon 97201

Attention:  William Swindells
            Chairman
Dear Sirs:

      Weyerhaeuser Company ("Weyerhaeuser") and Willamette Industries, Inc. ("Willamette") propose to enter into discussions concerning a possible merger or other extraordinary business transaction between Weyerhaeuser and Willamette (a "Transaction"), and, in connection therewith, Weyerhaeuser wishes to conduct an investigation of the business and properties of Willamette. The sole purpose of this investigation will be to determine whether to enter into a Transaction. In furtherance of that objective, Willamette has consented, subject to its right to withdraw such consent, to make available to Weyerhaeuser information relating to its business and properties. The information relating to Willamette provided to Weyerhaeuser, and any other information derived by Weyerhaeuser or its directors, officers, employees, financial advisors, independent auditors, legal counsel or other agents or representatives (its "Representatives") from the foregoing, related to Willamette, are herein referred to as the "Evaluation Material". In connection with the foregoing:

1. Weyerhaeuser agrees not to use, or allow the use by any of its Representatives of, any portion of the Evaluation Material for any purpose other than evaluating a possible Transaction. For purposes of this Agreement, "affiliate" shall have the meaning given such term in Rule 12b-2 under the Securities Exchange Act of 1934.

2. Weyerhaeuser agrees to keep confidential, and not to disclose or allow disclosure by any of its Representatives to others of any portion of, the Evaluation Material, except to its Representatives on a need to know basis after they have agreed to be bound by the terms of this Agreement. Weyerhaeuser shall be responsible for any breach of this Agreement by its Representatives. Nothing in this Agreement shall prevent either party from disclosing information required to be disclosed by the federal securities laws or, subject to paragraph 5, any other legal process.

3. Each party agrees that no contract or agreement providing for a Transaction shall be deemed to exist between us and/or any of our stockholders unless and until a definitive written agreement providing for a Transaction (a "Transaction Agreement") has been executed and delivered by both parties, and each party hereby waives, in advance, any claims (including, without limitation, claims for breach of contract) in connection with any possible Transaction unless and until we shall have entered into a definitive Transaction Agreement. Each party also agrees that unless and until a definitive Transaction Agreement has been executed and delivered by both parties, neither party has any legal obligation of any kind whatsoever with respect to any Transaction by virtue of this Agreement or any other written or oral expression with respect to such Transaction except, in the case of this Agreement, for the matters specifically agreed to herein. For purposes of this paragraph, the term "definitive Transaction Agreement" does not include an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid by any party.

4. Each party represents that, as of the date of this Agreement, neither it nor any of its controlled affiliates, nor anyone acting on its or their behalf, has acquired record or beneficial ownership of any voting securities of the other party or of any securities convertible or exchangeable into or exercisable for voting securities of the other party except

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Mr. William Swindells
May 7, 2001
Page 2


      for those Willamette common shares held by Weyerhaeuser as disclosed in the Schedule TO filed by Weyerhaeuser on November 29, 2000.

5. In the event that Weyerhaeuser or any of its Representatives becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Evaluation Material, Weyerhaeuser shall provide Willamette with prompt prior written notice and may disclose that portion of the Evaluation Material that is legally required and shall exercise reasonable efforts to obtain assurance that confidential treatment will be accorded the Evaluation Material.

      This Agreement shall terminate in its entirety upon consummation of a Transaction and shall terminate or be inoperative as to such portions of the Evaluation Material that (a) become generally available to the public other than as a result of a disclosure by Weyerhaeuser or its Representatives, (b) were known to Weyerhaeuser on a nonconfidential basis prior to its disclosure to Weyerhaeuser pursuant to this Agreement or (c) becomes available to Weyerhaeuser on a nonconfidential basis from a source that is entitled to disclose the same on a nonconfidential basis (other than Weyerhaeuser and its Representatives).

      No failure or delay by either party regarding any right, power or privilege hereunder shall operate as a waiver thereof and no single or partial exercise thereof shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

      Either party shall be entitled to equitable relief, including injunction and specific performance, in the event of any breach of the provisions of this Agreement, in addition to all other remedies available to such party at law or equity.

      This Agreement shall be governed by the laws of the State of Washington.

Very truly yours,

WEYERHAEUSER COMPANY

By ____________________________________

   Chairman, President and Chief Executive Officer


Accepted and agreed to as of
___________________, 2001

WILLAMETTE INDUSTRIES, INC.

By ____________________________________

   Chairman of the Board